Exhibit 4.3

June 9, 2015

Forward Real Estate Long/Short Fund

101 California Street, 16th Floor

San Francisco, California 94111

Forward Select Income Fund

101 California Street, 16th Floor

San Francisco, California 94111

Ladies and Gentlemen:

Reference is made to the Purchase Agreement, dated June 9, 2015 (the “Preferred Stock Purchase Agreement”), by and between Ashford Hospitality Prime, Inc., a Maryland corporation (the “Company”) and MLV & Co. LLC, a Delaware limited liability company (the “Initial Purchaser”), in connection with the issuance and sale by the Company and the purchase by the Initial Purchaser of 2,600,000 shares of the Company’s 5.50% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) in a private placement under the Securities Act of 1933, as amended (the “Securities Act”).  The Series A Preferred Stock will be resold by the Initial Purchaser to Forward Real Estate Long/Short Fund, a Delaware statutory fund, and Forward Select Income Fund, a Delaware statutory fund (the “Investors”) in accordance with the exemption from registration provided by Rule 144A under the Securities Act.

In consideration of the Investors agreeing to purchase the shares of Series A Preferred Stock from the Initial Purchaser, the Company, Ashford Hospitality Prime Limited Partnership, a Delaware limited partnership and the Company’s operating partnership, and Ashford Hospitality Advisors LLC, a Delaware limited liability company and the Company’s advisor, hereby have formed the following mutual agreements and covenants:

1.                                      The Company will use commercially reasonable efforts to apply to list the Series A Preferred Stock on a “national securities exchange” registered with the Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), within 60 days of June 11, 2015 in conjunction with an underwritten offering pursuant to an effective registration statement covering the offer and sale of the Series A Preferred Stock to the public, for the account of the Company (the “Initial Public Offering”).

2.                                      Each of the Investors will have the right to purchase its pro rata share of a Qualified Offering (as defined below) after June 11, 2015.  Each of the Investors’ pro rata share of a Qualified Offering is equal to the product of (x) 20% and (y) the ratio of (i) the number of shares of the Company’s Series A Preferred Stock which is owned of record by the Investor, or owned beneficially by the Investor through a custodian or nominee holding on behalf of the Investor, immediately prior to the issuance of such shares of Series A Preferred Stock to (ii) the total number of shares of the Company’s outstanding Series A Preferred Stock immediately prior to such issuance following a Qualified Offering.  “Qualified Offering” means any offering of the Series A Preferred Stock, for the account of the Company, including, without limitation, the Initial Public Offering (as defined below), for an aggregate offering amount of not less than $50,000,000 (prior to deducting any underwriting discounts and commissions), subject to the conditions set forth herein.

3.                                      If the Company proposes to issue any Series A Preferred Stock in a Qualified Offering, it shall give the Investors written notice (a “Rights Notice”) together with a description of the material terms of the Qualified Offering. Each of the Investors will have three (3) days from the delivery of such Rights Notice to agree to purchase its pro rata share of the Qualified Offering for the price and upon the terms and conditions specified in the Rights Notice by giving written notice to the Company and stating therein the quantity of the Series A Preferred Stock to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Series A Preferred Stock to any Investor who would cause the Company to be in violation of applicable laws or any restriction or qualification in the Company’s charter or bylaws.

4.                                      The pre-emptive rights established by this letter agreement shall terminate upon the date of the final prospectus pertaining to the Initial Public Offering.  The rights established by this letter agreement may be amended, or any provision waived (which amendment or waiver shall be binding and effective on all holders), with the written consent of the holders of a majority in voting power of the then outstanding shares of Series A Preferred Stock held by the Investors.

5.                                      The rights established by this letter agreement shall have no application to any of the following:

(a)                                 any share of Series A Preferred Stock issued for consideration in connection with a merger, consolidation, acquisition or similar business combination;

(b)                                 any shares of Series A Preferred Stock issued for consideration in connection with a joint venture, strategic alliance or similar corporate partnering arrangement;

(c)                                  any share of Series A Preferred Stock issued for consideration in connection with any acquisition of assets by the Company;

(d)                                 any shares of Series A Preferred Stock issued as part of a compensatory or employment arrangement; and

(e)                                  any other issuance of Series A Preferred Stock for non-cash consideration.

6.                                      For the avoidance of doubt, this letter agreement shall be governed by the laws of the State of Maryland.

[Signature Page Follows]

Very Truly Yours,

ASHFORD HOSPITALITY PRIME, INC.

		By:	/s/ David A. Brooks
Name: David A. Brooks
Title: Chief Operating Officer and General Counsel

ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP

By: Ashford Prime OP General Partner LLC, as the sole general partner

By: Ashford Hospitality Prime, Inc., as the sole managing member

		By:	/s/ David A. Brooks
Name: David A. Brooks
Title: Vice President

ASHFORD HOSPITALITY ADVISORS LLC

		By:	/s/ David A. Brooks
Name: David A. Brooks
Title: Vice President

Accepted and Agreed:

FORWARD SELECT INCOME FUND

By:	/s/ Barbara Tolle
Name: Barbara Tolle
Title: Treasurer

FORWARD REAL ESTATE LONG/SHORT FUND

By:	/s/ Barbara Tolle
Name: Barbara Tolle
Title: Treasurer